Exhibit 99.1

Mesa Air Group Reports First Quarter Fiscal 2022 Results

February 9, 2022

PHOENIX, February 9, 2022 -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported first quarter fiscal 2022 financial and operating results.

Financial Summary:

•	Q1 pre-tax loss of $18.4 million, net loss of $14.3 million or $(0.40) per diluted share.
•	Q1 adjusted net loss[1] of $9.3 million or $(0.26) per diluted share.

Fiscal Year Q1 Results:

Mesa’s Q1 FY22 results reflect a net loss of $14.3 million, or $(0.40) per diluted share, compared to net income of $14.1 million, or $0.39 per diluted share for Q1 FY21. Mesa’s Q1 FY22 adjusted net loss1 of $9.3 million was down compared to net income of $13.2 million in Q1 FY21. We can attribute this $22.5 million decrease to the impacts related to Covid, such as cancelled flights, a catch up in deferred heavy maintenance expense, and a spike in sick-related absence rates. Mesa also did not recognize any PSP funds as an offset to operating expenses during Q1 2022, compared to an $11.3 million reduction in Q1 2021.

Jonathan Ornstein, Chairman and CEO, said, “Mesa’s results reflect the impact of Covid to our quarter’s operations and financials. Its effect on this quarter was significant and unlike anything we have seen in twenty years. This was further impacted by elevated pilot attrition as the major and national airlines have accelerated hiring. Looking ahead, we are cautiously optimistic that we are already seeing a decrease in Covid-related absence rates. Managing through the challenges of pilot attrition in our core regional operation remains our team’s top priority.

Outside of our core regional operation, we continue to move forward with some of our important strategic initiatives. We are taking delivery of our third 737-400F aircraft this month. We also remain invested in electric aircraft companies Archer Aviation and Heart Aerospace as we look to position Mesa to be the regional airline leader in decarbonization and electric aircraft. Going forward, our strategy is to selectively look for other opportunities in aviation related, green technologies to ensure a leadership role in this area”

Fiscal Q1 details:

Revenue in Q1 2022 was $147.8 million, a decrease of $2.6 million (1.7%) from $150.4 million for Q1 2021. While contract revenue increased $9.7 million due to more flying on all fleets relative to the prior period, this increase was offset by fewer aircraft flown for American. There was also a decrease in pass through and other revenue of $12.4 million primarily due to a decrease in pass-through maintenance expense. Mesa’s Q1 2022 results include, per GAAP, the recognition of $4.2 million of previously deferred revenue, versus the deferral of $5.2 million of revenue in Q1 2021. The remaining deferred revenue balance will be recognized as flights are completed over the remaining terms of the contracts.

Mesa’s Adjusted EBITDA¹ for Q1 2022 was $17.0 million, compared to $47.4 million in Q1 2021, and Adjusted EBITDAR¹ was $26.6 million for Q1 2022, compared to $57.5 million in Q1 2021.

Operationally, the Company ran a controllable completion factor of 97.2% for American and 98.3% for United during Q1 2022. This is compared to a controllable completion factor of 99.8% for American and 100.0% for United during Q1 2021. This excludes cancellations due to weather and air traffic control.

With respect to a total completion factor that includes all cancellations, Mesa reported a total completion factor of 95.8% for American and 97.6% for United during Q1 2022. This is compared to a total completion factor of 98.3% for American and 99.4% for United during Q1 2021.

1 See Reconciliation of non-GAAP financial measures

Liquidity and Capital Resources:

Mesa ended the quarter at $102.3 million in unrestricted cash and equivalents. As of December 31, 2021, the Company had $678.6 million in total debt secured primarily with aircraft and engines.

Fleet:

For the three months ended December 31, 2021, 49% of the Company’s total revenue was derived from our contracts with United, 45% from American, 1% from DHL, and 5% from leases of aircraft to a third party.

Below is our current and future fleet plan by partner and fleet type:

	Fiscal Year 2021				Fiscal Year 2022
Fleet Plan	Q1 (Dec '20)	Q2 (Mar '21)	Q3 (Jun '21)	Q4 (Sep '21)	Q1 (Dec '21)	Q2 (Mar '22)	Q3 (Jun '22)
	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast
E-175 - UA	72	76	80	80	80	80	80
CRJ-700 - UA	8	-	-	-	-	-	-
CRJ-900 - AA	54	45	45	40	40	40	40
737-400F - DHL	2	2	2	2	2	3	3
Sub-total	136	123	127	122	122	123	123
CRJ-700 Leased	-	6	12	14	17	20	20
CRJ-700 to be Leased to Third Party	12	14	8	6	3	-	-
CRJ-900 Spares/Parked	10	19	19	24	24	24	24
CRJ-200 Spares/Parked	1	1	1	1	1	1	1
Total Fleet	159	163	167	167	167	168	168

Mesa Air Group will host a conference call with analysts on February 9th at 5:30 pm EDT. The conference call number is 888-469-2054 (Passcode: Phoenix (7463649). The conference call can also be accessed live via the web by visiting Here.

A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

1Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended December 31, 2021 and December 31, 2020. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus Non-GAAP Disclosures

(In thousands, except for per diluted share) (Unaudited)

	Three months ended December 31, 2021				Three months ended December 31, 2020
	Income (Loss) Before Taxes	Income Tax (Expense) /Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income Before Taxes	Income Tax (Expense) /Benefit	Net Income	Net Income per Diluted Share
GAAP Income (Loss)	$(18,386)	4,112	(14,274)	$(0.40)	$18,939	(4,821)	14,118	$0.39
Adjustments(1)	—	—	—	—	(950)	—	(950)	$(0.03)
Loss on Investments, Net(2)	6,462	(1,470)	4,992	$0.14	—	—	—	—
Adjusted Income (Loss)	(11,924)	2,642	(9,282)	$(0.26)	17,989	(4,821)	13,168	$0.36

Interest Expense	7,930				9,082
Interest Income	(51)				(126)
Depreciation and Amortization	21,028				20,470
Adjusted EBITDA	16,983				47,415

Aircraft Rent	9,586				10,048
Adjusted EBITDAR	$26,569				$57,463

(1) Includes adjustment for gain on extinguishment of debt of $1.0 million related to repayment of the Company’s aircraft debts during the three months ended December 31, 2020.
(2) Includes losses resulting from changes in the fair value of the Company's investments in equity securities of $6.5 million for the three months ended December 31, 2021.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 114 cities in 42 states, the District of Columbia, the Bahamas, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As December 31, 2021, Mesa operated a fleet of 167 aircraft with approximately 402 daily departures and 3,200 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc., United Airlines, Inc., and DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,
	2021	2020
Operating revenues:
Contract revenue	$136,894	$127,158
Pass-through and other revenue	10,863	23,213
Total operating revenues	147,757	150,371

Operating expenses:
Flight operations	47,598	36,964
Fuel	1,257	390
Maintenance	58,981	52,864
Aircraft rent	9,586	10,048
Aircraft and traffic servicing	715	901
General and administrative	12,578	13,073
Depreciation and amortization	21,028	20,470
Government grant recognition	—	(11,311)
Total operating expenses	151,743	123,399
Operating income (loss)	(3,986)	26,972

Other income (expense), net:
Interest expense	(7,930)	(9,082)
Interest income	51	126
Loss on investments, net	(6,462)	—
Other income (expense), net	(59)	923
Total other expense, net	(14,400)	(8,033)

Income (loss) before taxes	(18,386)	18,939
Income tax expense (benefit)	(4,112)	4,821
Net income (loss)	$(14,274)	$14,118

Net income (loss) per share attributable to common shareholders
Basic	$(0.40)	$0.40
Diluted	$(0.40)	$0.39

Weighted-average common shares outstanding
Basic	35,963	35,531
Diluted	35,963	36,647

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	December 31, 2021	September 30, 2021
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$102,332	$120,517
Restricted cash	3,350	3,350
Receivables, net	2,919	3,167
Expendable parts and supplies, net	25,206	24,467
Prepaid expenses and other current assets	4,488	6,885
Total current assets	138,295	158,386

Property and equipment, net	1,157,922	1,151,891
Intangible assets, net	6,537	6,792
Lease and equipment deposits	8,249	6,808
Operating lease right-of-use assets	88,469	93,100
Deferred heavy maintenance, net	3,271	3,499
Other assets	31,752	36,121
TOTAL ASSETS	$1,434,495	$1,456,597

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$111,059	$111,710
Current portion of deferred revenue	5,528	6,298
Current maturities of operating leases	26,935	32,652
Accounts payable	62,933	61,476
Accrued compensation	7,638	12,399
Other accrued expenses	36,283	33,657
Total current liabilities	250,376	258,192

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	547,409	539,700
Noncurrent operating lease liabilities	34,405	33,991
Deferred credits	3,721	3,934
Deferred income taxes	65,716	69,940
Deferred revenue, net of current portion	24,788	28,202
Other noncurrent liabilities	33,606	34,591
Total noncurrent liabilities	709,645	710,358
Total liabilities	960,021	968,550

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 35,963,984 (2022) and 35,958,759 (2021) shares issued and outstanding, and 4,899,497 (2022) and 4,899,497 (2021) warrants issued and outstanding	257,073	256,372
Retained earnings	217,401	231,675
Total stockholders' equity	474,474	488,047
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,434,495	$1,456,597

MESA AIR GROUP, INC.

Operating Highlights (unaudited)

	Three months ended
	December 31
	2021	2020	Change
Available Seat Miles (thousands)	2,104,621	1,670,943	26.0%
Block Hours	86,079	69,247	24.3%
Average Stage Length (miles)	644	637	1.1%
Departures	43,447	35,344	22.9%
Passengers	2,693,468	1,829,714	47.2%
Controllable Completion Factor*
American	97.17%	99.81%	-2.6%
United	98.33%	99.98%	-1.65%
Total Completion Factor**
American	95.76%	98.30%	-2.6%
United	97.58%	99.36%	-1.8%

*Controllable Completion Factor excludes cancellations due to weather and air traffic control
**Total Completion Factor includes all cancellations

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Media

Jacqueline Palmer

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